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                                                                      EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE RELEASE                            Contact: Donald J. Radkoski or
June 7, 2004                                     Mary Cusick (614) 491-2225



                    BOB EVANS FARMS ANNOUNCES FOURTH QUARTER
             AND FISCAL 2004 FINANCIAL RESULTS; MAY SAME-STORE SALES

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the fiscal fourth quarter and year ended April 30, 2004. The quarter and fiscal year comprised 14 and 53 weeks, respectively, one more week than the corresponding periods in the prior year.
         Total net sales for the quarter were $313.9 million, an 18 percent increase from $265.5 million in last year's fourth quarter. Net income was $19.3 million, or $0.54 per share on a diluted basis, compared with $17.6 million, or $0.50 per share, a year ago. For the full fiscal year, net sales were approximately $1.2 billion, a 10 percent increase from fiscal 2003. Net income for fiscal 2004 was $72.0 million, or $2.03 per share, down from last year's record net income of $75.1 million, or $2.10 per share. The company estimates that the extra week in the quarter and the year added $22.7 million to reported net sales and approximately $5.0 million to operating income.
         At Bob Evans Restaurants, same-store sales (excluding the extra week) increased 1.6 percent for the quarter, and average menu prices were up 2.0 percent. Total restaurant sales for the quarter rose 18 percent from a year ago. The segment's operating income was up 21 percent, benefiting significantly from the additional week of operations. For the full year, restaurant sales increased 9 percent and the segment's operating income rose 3 percent.
         The company also announced final same-store sales for the fiscal 2005 month of May (the four weeks ended May 28). Same-store sales in "core" restaurants (484 stores which were open for the full 12 months in both fiscal years 2003 and 2004) decreased 4.7 percent from the comparable period a year ago. Menu prices for the month were up 2.4 percent.
         The company opened 11 new Bob Evans Restaurants during the quarter, which brings the total for the year to 37 - two more than its initial goal and a significant increase from the 29 new restaurants opened in fiscal 2003. The company also continued to invest in the existing restaurant base through its ongoing remodeling and rebuilding programs. During fiscal 2004, 50 restaurants were remodeled and 9 were completely rebuilt. The company currently plans to open approximately 40 new restaurants in fiscal 2005.
         Chairman of the Board and Chief Executive Officer Stewart K. Owens said, "Restaurant sales and profits for the fourth quarter fell short of our expectations. The results reflect continued sluggish sales - particularly in our Midwestern `heartland' markets - as well as upward pressure on food costs across a wide variety of commodities. As we recently announced, restaurant sales trends for the first few weeks of our new fiscal year have been even more disappointing. We are working hard to pinpoint the reasons for the softness, and are evaluating a number of potential changes in our menu and marketing programs for this summer."

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         Results in the food products segment were affected by a substantial increase in raw material costs during the fourth quarter. Hog costs in the company's sausage business averaged $43.00 per hundredweight for the fourth quarter, compared with $30.00 a year ago and $35.00 in the third quarter. Pounds sold from comparable products (principally sausage and refrigerated potatoes) were relatively strong in the fourth quarter, rising 10 percent (excluding the extra week). The segment's reported sales for the quarter were up 21 percent from a year ago; however, operating income was down 26 percent, which reflects the increased hog costs. For the full year, food products sales rose 13 percent, while operating income declined 28 percent.
         Owens continued, "In the food products segment, we are pleased with our sales and market share trends for fiscal 2004, both in our core fresh sausage operations and in our newer refrigerated potato business. The broad increase in U.S. meat prices is a factor outside of our control. Although we believe hog costs will be higher in fiscal 2005 than we originally expected, we are assuming they will moderate later this year. We also are assuming that our restaurant same-store sales will gradually improve, although we have lowered our margin assumptions for that segment as well. Overall, we are now targeting diluted earnings per share in a range between $1.80 and $2.00 for fiscal 2005."
         The company's balance sheet remained strong at the end of fiscal 2004. Total debt obligations as of April 30, 2004, were $63.0 million, compared with stockholders' equity of $630.2 million.
         As previously announced, on May 11, 2004, the Bob Evans Farms, Inc. board of directors authorized the repurchase of up to 2 million shares of Bob Evans Farms common stock during fiscal 2005. At the same meeting, the board declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The dividend was payable June 1, 2004, to stockholders of record at the close of business on May 21, 2004.
         Bob Evans Farms, Inc. owns and operates 559 full-service, family restaurants in 21 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


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                         CONSOLIDATED FINANCIAL RESULTS
                       (Thousands, except per share data)

                                                     Three Months Ended                               Year Ended
                                                ------------------------------              -----------------------------
                                                Apr. 30,              Apr. 25,              Apr. 30,             Apr. 25,
                                                --------              --------              --------             --------
                                                  2004                   2003                 2004                  2003
                                                  ----                   ----                 ----                  ----
Net Sales
  Restaurant Segment                            $257,806              $219,080            $  984,896           $  902,345
  Food Products Segment                           56,062                46,383               213,101              188,992
                                                --------              --------              --------             --------
    Total                                       $313,868              $265,463            $1,197,997           $1,091,337

Operating Income
  Restaurant Segment                            $ 25,564              $ 21,157            $   95,878           $   92,896
  Food Products Segment                            4,656                 6,282                17,423               24,237
                                                --------              --------              --------             --------
    Total                                       $ 30,220              $ 27,439            $  113,301           $  117,133

Income Before Income Taxes                      $ 29,973              $ 27,146            $  111,990           $  115,503

Net Income                                      $ 19,298              $ 17,642            $   72,035           $   75,077

Earnings Per Share
  Basic                                         $   0.55              $   0.51            $     2.07           $     2.13
  Diluted                                       $   0.54              $   0.50            $     2.03           $     2.10

Average Shares Outstanding
  Basic                                           35,234                34,719                34,878               35,203
  Diluted                                         35,856                35,228                35,513               35,813


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         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2005 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.



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